UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 19, 2019 (November 14, 2019)

DEAN FOODS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-12755	75-2559681
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 North Haskell Ave., Suite 3400 Dallas, TX	75204
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	DF	New York Stock Exchange*

* On November 12, 2019, the New York Stock Exchange (“NYSE”) suspended trading in the registrant’s common stock at the market opening and sent the registrant written notice that, pursuant to Section 802.01D of the NYSE Listed Company Manual, the registrant’s common stock was no longer suitable for listing and that the NYSE determined to commence proceedings to delist the registrant’s common stock.

Item 1.01	Entry into a Material Definitive Agreement

DIP Financing

In connection with the voluntary petitions (the “Bankruptcy Petitions”) under Chapter 11 of Title 11 of the U.S. Code (the “Bankruptcy Code”) filed by Dean Foods Company (“Dean Foods” or the “Company”) and substantially all of its wholly owned subsidiaries (other than certain securitization subsidiaries) (the “Filing Subsidiaries” and, together with the Company, the “Debtors”) with the United States Bankruptcy Court for the Southern District of Texas (the “Court”), on November 12, 2019 (the “Petition Date”), the Company filed a motion seeking Court approval of debtor-in-possession financing on the terms set forth in a contemplated Senior Secured Superpriority Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”). On November 14, 2019, the Court entered an order approving, on an interim basis, the financing to be provided pursuant to the DIP Credit Agreement (the “Interim Order”) and, on November 14, 2019, the DIP Credit Agreement was entered into by and among the Company, as borrower, the lenders from time to time party thereto (the “DIP Lenders”) and Coöperatieve Rabobank U.A., New York Branch (“Rabo”), as administrative agent and collateral agent for the DIP Lenders (in such capacities, the “DIP Agent”). The Debtors’ Chapter 11 cases are collectively referred to herein as the “Chapter 11 Cases.”

The DIP Credit Agreement provides for a senior secured superpriority debtor-in-possession credit facility in the aggregate principal amount of up to $425 million (the “DIP Facility”) consisting of (i) a new money revolving loan facility (“Revolving Credit Facility”) in an aggregate principal amount of approximately $236.2 million, which may be in the form of revolving loans (the “DIP Revolving Loans”) or, subject to a sub-limit of $25 million, the form of letters of credit (the “DIP Letter of Credit”) and (ii) upon the entry of the final DIP order, term loans (the “DIP Term Loans” and, together with the DIP Revolving Loans, the “DIP Loans”) refinancing the aggregate principal amount of all outstanding loans under our prepetition Senior Secured Revolving Credit Facility as of the Petition Date.

Our obligations under the DIP Facility are guaranteed by all of our subsidiaries that are Debtors in the Chapter 11 Cases. In addition, subject to the terms of the Interim Order (or, upon entry and subject to the final DIP order, when entered), the claims of the DIP Lenders are (i) entitled superpriority administrative expense claim status and (ii) subject to certain customary exclusions in the credit documentation, secured by (x) a perfected first priority lien on all property of the Loan Parties not subject to valid, perfected and non-avoidable liens in existence on the Petition Date, (y) a perfected first priority priming lien on collateral under the Senior Secured Revolving Credit Facility and (z) a perfected junior lien on all property of the Loan Parties and the proceeds thereof that are subject to valid, perfected and non-avoidable liens in existence on the Petition Date or valid and non-avoidable liens in existence on the Petition Date that are perfected subsequent to the Petition Date to the extent permitted by Section 546(b) of the Bankruptcy Code, in each case subject to a carve-out for the Debtors’ professional fees and certain liens permitted by the terms of the DIP Credit Agreement.

The scheduled maturity date of the DIP Facility is the nine-month anniversary following the Petition Date. However, the Borrower may elect to extend the scheduled maturity date by an additional three months subject to the satisfaction of certain conditions, including the payment of an extension fee of 0.50% of the aggregate principal amount of the DIP Loans and Commitments then outstanding. The DIP Loans bears interest at an interest rate per annum equal to, at the Company’s option (i) LIBOR plus 7.0% or (ii) the base rate plus 6.0%. In addition, borrowings under the DIP Revolving Facility are limited to the lower of the maximum facility amount and borrowing base availability. The borrowing base availability amount is equal to 65% of the appraised value of certain of our real property and equipment less the carve-out amount referenced above and the aggregate principal amount of DIP Term Loans (or, prior to the entry of the final DIP order, the aggregate principal amount of all outstanding loans under our prepetition Senior Secured Revolving Credit Facility plus all accrued and unpaid fees and expenses). Our ability to borrow is also be limited by the condition that our unrestricted cash (less budgeted disbursements for the immediately succeeding week and the carve-out) does not exceed $30 million after giving effect to such borrowing. Furthermore, prior to the entry of the final DIP order, availability under the DIP Revolving Facility will not exceed $50 million.

Under the DIP Credit Agreement, we may make optional prepayments of the DIP Loans, in whole or in part, without penalty (other than applicable breakage and redeployment costs and the payment of certain other fees as more fully set forth in the DIP Credit Agreement). In addition, subject to certain exceptions and conditions described in the DIP Credit Agreement, we are obligated to prepay the obligations thereunder with the net cash proceeds of certain asset sales and with casualty insurance proceeds. Furthermore, we are required to prepay obligations to the extent (i) revolving exposure under the DIP Revolving Facility exceeds the greater of the revolving commitments and the borrowing base and (ii) our unrestricted cash (less budgeted disbursements for the immediately succeeding week and the carve-out) exceeds $30 million for a period of 5 consecutive business days.

The DIP Credit Agreement also contains customary representations, warranties and covenants that are typical and customary for debtor-in-possession facilities of this type, including, but not limited to, specified restrictions on indebtedness, liens, guarantee obligations, mergers, acquisitions, consolidations, liquidations and dissolutions, sales of assets, leases, payment of dividends and other restricted payments, voluntary payments of other indebtedness, investments, loans and advances, transactions with affiliates, sale and leaseback transactions and compliance with case milestones. The DIP Credit Agreement also contains customary events of default, including as a result of certain events occurring in the Chapter 11 Cases. Furthermore, the DIP Credit Agreement requires us to comply with a variance covenant that compares actual operating disbursements and receipts and capital expenditures to the budgeted amounts set forth in the DIP budgets delivered to the DIP Agent and DIP Lenders on or prior to the closing date and updated periodically thereafter pursuant to the terms of the DIP Credit Agreement.

The foregoing description of the DIP Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the DIP Credit Agreement, which is attached hereto as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Amendment to Receivables Securitization Facility

In connection with the Bankruptcy Petitions, the Debtors reached an agreement with the lenders under that certain Eighth Amended and Restated Receivables Purchase Agreement, dated as of February 22, 2019, by and among Dairy Group Receivables L.P. and Dairy Group Receivables II, L.P., as sellers, the servicers, companies and financial institutions listed therein, and Rabo, as agent (the “Receivables Securitization Facility”) to continue the Receivables Securitization Facility during the Chapter 11 Cases. As a result, on the Petition Date, the Company filed a motion seeking Court approval to amend and restate certain agreements governing the Receivables Securitization Facility to allow the facility to continue in effect (as amended) and for certain liquidity to continue to be available during the pendency of the Chapter 11 Cases, subject to certain terms and conditions. On November 13, 2019, the Court entered an order approving the amendment and restatement of the agreements governing the Receivables Securitization Facility, and on November 14, 2019, the parties entered into that certain Ninth Amended and Restated Receivables Purchase Agreement (the “A&R Receivables Securitization Facility”).

The A&R Receivables Securitization Facility, among other things, (i) modifies certain covenants, representations, events of default and cross defaults arising as a result of the commencement of the Chapter 11 Cases, (ii) modifies the other rights and obligations of the parties to the facility in order to give effect to, and in certain instances be subject to, orders of the Court from time to time, (iii) reduces the total size of the facility from $450 million to $425 million, with a corresponding reduction to availability thereunder, (iv) modifies certain pricing terms and fees payable under the facility, (v) makes certain other amendments, including in order to give effect to future issuances of letters of credit and (vi) grants superpriority administrative expense claim status to certain indemnification, performance guaranty and other obligations of certain of the Debtors under the Receivables Securitization Facility documents.

The foregoing description of the A&R Receivables Securitization Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of the A&R Receivables Securitization Facility, which is attached hereto as Exhibit 10.2 to this Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of November 14, 2019, by and among the Company, as borrower, certain of the other Debtors, the DIP Lenders and Rabo, as administrative agent and collateral agent for the DIP Lenders
10.2	Ninth Amended and Restated Receivables Purchase Agreement, dated as of November 14, 2019, by and among Dairy Group Receivables L.P. and Dairy Group Receivables II, L.P., as sellers, the servicers, companies and financial institutions listed therein, and Rabo, as agent
104	Cover Page Interactive Data File included as Exhibit 101 (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2019

DEAN FOODS COMPANY.

By:	/s/ Kristy N. Waterman
Kristy N. Waterman
Senior Vice President, General Counsel